Exhibit 21

Subsidiaries of the Registrant

Subsidiary	State of Incorporation

Geo-Marine, Inc.	Texas
J.M. Waller Associates, Inc.	Virginia
Versar Security Systems, LLC	Florida
Versar International, Inc.	Delaware
GEO 1 Limited	United Kingdom